CONSENT OF INDEPENDENT AUDITORS'



Board of Directors
Net-X America, Inc.
Netherlands, Antilles


We hereby consent to the use of our audit report dated May 30, 2000 in this Form 10SB of Net-X America, Inc. for the period ended March 31, 2000, and the years ended June 30, 1999 and 1998 which is part of this Form 10SB and all references to our firm included in this Form 10SB.


/s/ HJ & Associates, LLC
HJ & Associates, LLC
(f/k/a Jones, Jensen & Company)
Salt Lake City, Utah
September 11, 2000